Exhibit 2.1




                        AGREEMENT AND PLAN OF MERGER

                                BY AND AMONG

                      CITIZENS BANCSHARES CORPORATION,

                            CITIZENS TRUST BANK,

                           CFS BANCSHARES, INC.,

                                    AND

                       CITIZENS FEDERAL SAVINGS BANK















                             TABLE OF CONTENTS

                                                               Page


Preamble......................................................  1


ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER....................  1
     1.1  Merger..............................................  1
     1.2  Time and Place of Closing...........................  2
     1.3  Effective Time......................................  2


ARTICLE 2  TERMS OF MERGER....................................  2
     2.1  Articles of Incorporation...........................  2
     2.2  Bylaws..............................................  2
     2.3  Directors and Officers..............................  2
     2.4  Name................................................  3


ARTICLE 3 MANNER OF CONVERTING SHARES.........................  3
     3.1  Conversion of Shares................................  3
     3.2  Anti-Dilution Provisions............................  3
     3.3  Shares Held by CFSB or CBC..........................  3
     3.4  Dissenting Shareholders.............................  3
     3.5  CFSB Options........................................  4


ARTICLE 4 EXCHANGE OF SHARES..................................  4
     4.1  Exchange Procedures.................................  4
     4.2  Rights of Former CFSB Shareholders..................  4


ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF CFSB..............  5
     5.1  Organization, Standing, and Power...................  5
     5.2  Authority; No Breach By Agreement...................  5
     5.3  Capital Stock.......................................  6
     5.4  CFSB Subsidiaries...................................  6
     5.5  Financial Statements................................  7
     5.6  Absence of Undisclosed Liabilities..................  7
     5.7  Absence of Certain Changes or Events................  7
     5.8  Tax Matters.........................................  7
     5.9  Allowance for Possible Loan Losses..................  8
     5.10 Assets..............................................  8
     5.11 Environmental Matters...............................  9
     5.12 Compliance with Laws................................  9
     5.13 Labor Relations..................................... 10
     5.14 Employee Benefit Plans.............................. 10

                               i

     5.15 Material Contracts.................................. 12
     5.16 Legal Proceedings................................... 12
     5.17 Reports............................................. 12
     5.18 Statements True and Correct......................... 13
     5.19 Regulatory Matters.................................. 13
     5.20 Charter Provisions.................................. 13
     5.21 Derivatives Contracts............................... 13


ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF CBC............... 14
     6.1  Organization, Standing, and Power................... 14
     6.2  Authority; No Breach By Agreement................... 14
     6.3  Necessary Capital................................... 15
     6.4  CTB................................................. 15
     6.5  Financial Statements................................ 15
     6.6  Absence of Undisclosed Liabilities.................. 16
     6.7  Absence of Certain Changes or Events................ 16
     6.8  Statements True and Correct......................... 16
     6.9  Regulatory Matters.................................. 16


ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION............ 17
     7.1  Affirmative Covenants of CFSB....................... 17
     7.2  Negative Covenants of CFSB.......................... 17
     7.3  Adverse Changes in Condition........................ 19
     7.4  Reports............................................. 19


ARTICLE 8 ADDITIONAL AGREEMENTS............................... 19
     8.1  Applications........................................ 19
     8.2  Filings with State Offices.......................... 19
     8.3  Agreement as to Efforts to Consummate............... 19
     8.4  Investigation and Confidentiality................... 19
     8.5  Press Releases...................................... 20
     8.6  Acquisition Proposals............................... 20
     8.7  Indemnification..................................... 21
     8.8  Continuing Directors' and Officers' Liability
           Coverage........................................... 21
     8.9  Employee Benefits Matters........................... 22
     8.10 Change of Control Agreements........................ 23
     8.11 Exemption from Liability Under Section 16(b)........ 23
     8.12 Organization of CBC Interim Corporation............. 24


ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE... 24
     9.1  Conditions to Obligations of Each Party............. 24
     9.2  Conditions to Obligations of CBC.................... 24
     9.3  Conditions to Obligations of CFSB................... 25

                               ii

ARTICLE 10 TERMINATION........................................ 26
     10.1  Termination........................................ 26
     10.2  Effect of Termination.............................. 27
     10.3  Non-Survival of Representations and Covenants...... 27


ARTICLE 11 MISCELLANEOUS...................................... 27
     11.1  Definitions........................................ 27
     11.2  Expenses........................................... 34
     11.3  Brokers and Finders................................ 35
     11.4  Entire Agreement................................... 35
     11.5  Amendments......................................... 35
     11.6  Waivers............................................ 35
     11.7  Assignment......................................... 36
     11.8  Notices............................................ 36
     11.9  Governing Law...................................... 37
     11.10 Counterparts....................................... 37
     11.11 Captions........................................... 37
     11.12 Enforcement of Agreement........................... 37
     11.13 Severability....................................... 37










                               iii

                               LIST OF EXHIBITS
                               ----------------



Exhibit Number      Description
--------------      -----------

     1.             Form of Employment Agreement (Section 8.9(f)).

     2.             Form of Agreement of Directors of CFSB (Section 9.2(d)).

     3.             Form of Claims/Indemnification Letter (Section 9.2(e)).






















                               iv

                    AGREEMENT AND PLAN OF MERGER
                   ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 30, 2002 by and between CITIZENS BANCSHARES CORPORATION, INC. ("CBC"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia; CITIZENS TRUST BANK ("CTB"), a Georgia bank with its principal office located in Atlanta, Georgia; CFS BANCSHARES, INC. ("CFSB"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama; and CITIZENS FEDERAL SAVINGS BANK ("Citizens Federal"), a federal savings bank with its principal office located in Birmingham, Alabama.

                             Preamble
                             --------

     The Boards of Directors of CBC, CTB, CFSB and Citizens Federal are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. CBC is the sole shareholder of CTB. CFSB is the sole shareholder of Citizens Federal. This Agreement provides for the acquisition of CFSB and Citizens Federal by CBC as described in Article 1 below. At the Effective Time of such merger as described in Article 1 below, the outstanding shares of capital stock of CFSB shall be converted into the right to receive cash as described in Article 3 below. CBC shall conduct the business and operations of CFSB, and CTB shall conduct the business and operations of Citizens Federal. The transactions described in this Agreement are subject to the approvals by the shareholders of CFSB, the Federal Reserve Board, the Georgia Department of Banking and Finance, the Office of Thrift Supervision, and the satisfaction of certain other conditions described in this Agreement.

     Certain terms used in this Agreement are defined in Section
11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

                         ARTICLE 1
             TRANSACTIONS AND TERMS OF MERGER
             --------------------------------

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, CTB Interim Corporation, a Georgia corporation which CTB will cause to be organized as a wholly-owned subsidiary of CTB, will be merged into CFSB (the "Interim Merger"). Immediately following the Interim Merger, CFSB will be merged with and into CBC in accordance with the provisions of Section 14-2-1101 of the GBCC and Section 252 of the DGCL and with the effect provided for in Section 14-2-1156 of the GBCC and Section 259 of the DGCL (the "Merger"). CBC shall be the Surviving Corporation resulting from the Merger. Immediately following the Merger, Citizens Federal will be merged with and into CTB, in accordance with the provisions of Section 7-1-530 of the FICG and 12 C.F.R. Section 563.22, and with the effect provided for in Section 7-1-536 of the FICG (the "Bank Merger"). CTB shall be the Surviving Bank resulting from the Bank Merger. The Interim Merger, the Merger and the Bank Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Parties.

     1.2 Time and Place of Closing. The Closing will take place at 10:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their chief executive officers, may mutually agree. The place of Closing shall be at the offices of Powell, Goldstein, Frazer & Murphy LLP in Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Interim Merger shall become effective on the date and time the Certificate of Merger and the Articles of Merger reflecting the Interim Merger shall become effective with the Secretary of State of the State of Georgia and the Secretary of State of the State of Delaware (the "Effective Time"). The Merger and the Bank Merger shall then become effective immediately following the Effective Time on the date and at the time the Certificates of Merger reflecting the Merger and the Bank Merger shall become effective with the Secretary of State of the State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer of each Party, the Effective Time shall occur on the fifth business day following the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, or (b) the date on which the shareholders of CFSB approve this Agreement; or such other date as may be mutually agreed upon in writing by the chief executive officer of each Party.

                        ARTICLE 2
                    TERMS OF MERGER
                    ---------------

     2.1 Articles of Incorporation. The Certificate of Incorporation of CFSB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the resulting corporation after the Interim Merger. The Articles of Incorporation of CBC in effect immediately prior to the Merger shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed. The Articles of Incorporation of CTB in effect immediately prior to the Bank Merger shall be the Articles of Incorporation of the Surviving Bank until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of CFSB in effect immediately prior to the Effective Time shall be the Bylaws of the resulting corporation after the Interim Merger. The Bylaws of CBC in effect immediately prior to the Merger shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed. The Bylaws of CTB in effect immediately prior to the Bank Merger shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

     2.3  Directors and Officers.

          (a) The directors of the Surviving Corporation and the Surviving Bank immediately following the Effective Time shall consist of the directors of CBC and CTB, respectively, plus Bunny Stokes, Jr., all of whom shall serve in accordance with the Bylaws of the Surviving Corporation and of the Surviving Bank, respectively.

          (b) The officers of the Surviving Corporation and the Surviving Bank immediately following the Effective Time shall consist of the officers of CBC and CTB, respectively, plus Bunny
Stokes, Jr. and any others who may be appointed by CBC.

     2.4 Name. After the Merger, the Surviving Corporation will operate under the name "Citizens Bancshares Corporation." After the Bank Merger, the Surviving Bank will operate under the name
"Citizens Trust Bank."

                           ARTICLE 3
                  MANNER OF CONVERTING SHARES
                  ---------------------------

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Interim Merger and without any action on the part of the holders thereof the shares of the constituent corporations shall be converted as follows:

          (a) Each share of CBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of CFSB Common Stock other than Dissenting Shares (defined at Section 3.4 below) shall be converted into the right to receive $64.62 in cash, subject to adjustment as set forth below (the "Merger Consideration"). If the Effective Time is subsequent to August 31, 2002, the per share Merger Consideration will be increased as follows: to $64.69 if the Effective Time is in September 2002, to $64.76 if the Effective Time is in October 2002, to $64.83 if the Effective Time is in November 2002, and to $64.90 if the Effective Time is in December 2002. Each CFSB Option Share shall be converted into the right to receive cash equal to the Merger Consideration minus the per share exercise price.

     3.2 Anti-Dilution Provisions. In the event CFSB changes the number of shares of CFSB Common Stock or CFSB Option Shares, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

     3.3 Shares Held by CFSB or CBC. Each of the shares of CFSB Common Stock held by any CFSB Company or by any CBC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders. Any holder of shares of CFSB Common Stock ("Dissenting Shares") who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provisions of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the DGCL and surrendered to CBC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of CFSB fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, the Surviving Bank shall issue and deliver the consideration to which such holder of shares of CFSB Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of CFSB Common Stock held by such holder.

     3.5 CFSB Options. At the Effective Time, each CFSB Option granted pursuant to the CFSB Option Plan that is then vested, outstanding and unexercised shall be canceled, and in lieu thereof the holder of such CFSB Option shall be paid in cash an amount equal to the product of (a) the number of CFSB Option Shares subject to such vested option at the Effective Time and
(b) the amount by which the per share Merger Consideration exceeds the exercise price per share of such CFSB Option, net of any cash which must be withheld under federal and state income and employment tax requirements.

                         ARTICLE 4
                    EXCHANGE OF SHARES
                    ------------------

     4.1 Exchange Procedures. Unless the parties otherwise agree, within three business days after the Effective Time, CBC shall cause a qualified exchange agent reasonably satisfactory to CFSB (the "Exchange Agent") to mail to the former holders of CFSB Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of CFSB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of shares of CFSB Common Stock (other than shares as to which dissenters' rights have been perfected as provided in
Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of CFSB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of CFSB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of CFSB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, CBC shall not be liable to a holder of CFSB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former CFSB Shareholders. At the Effective Time, the stock transfer books of CFSB shall be closed as to holders of CFSB Common Stock immediately prior to the Effective Time and no transfer of CFSB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of CFSB Common Stock (other than shares as to which dissenters' rights have been perfected as provided in Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. Any shareholders of CFSB who have not theretofore complied with this
Article 4 shall thereafter look only to CBC for payment of the consideration provided in Section 3.1 of this Agreement in exchange therefor.

                          ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF CFSB
            --------------------------------------

     CFSB and Citizens Federal hereby represent and warrant to CBC and CTB as follows:

     5.1 Organization, Standing, and Power. CFSB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners' Loan Act. Citizens Federal, which is a wholly-owned subsidiary of CFSB, is a federal savings bank duly organized and in good standing under the laws of the United States of America. CFSB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CFSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB.

     5.2  Authority; No Breach By Agreement.

          (a) CFSB and Citizens Federal have the corporate power and authority necessary to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CFSB and Citizens Federal, subject to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of CFSB Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by CFSB. Subject to such requisite shareholder approval and any approvals required of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of CFSB and Citizens Federal, enforceable against CFSB and Citizens Federal in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by CFSB or Citizens Federal, nor the consummation by CFSB or Citizens Federal of the transactions contemplated hereby, nor compliance by CFSB or Citizens Federal with any of the provisions hereof will (i) conflict with or result in a breach of any provision of CFSB's Certificate of Incorporation or Bylaws or Citizens Federal's Charter or Bylaws, or (ii) except as disclosed in Section 5.2(b) of the CFSB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CFSB Company under, any Contract or Permit of any CFSB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CFSB Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by CFSB of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock.

          (a) The authorized capital stock of CFSB consists of 1,000,000 shares of CFSB Common Stock, of which 139,220 shares are issued and outstanding as of the date of this Agreement, and 100,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Capital Stock of CFSB are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of Capital Stock of CFSB has been issued in violation of any preemptive rights of the current or past shareholders of CFSB. CFSB has reserved 13,922 shares of CFSB Common Stock for issuance under the CFSB Option Plan, pursuant to which options to purchase not more than 10,450 shares of CFSB Common Stock are outstanding as of the date of this Agreement and pursuant to which options to purchase not more than 10,450 shares of CFSB Common Stock will be outstanding at the Effective Time.

          (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the CFSB Disclosure Memorandum, there are no shares of capital stock or other equity securities of CFSB outstanding and no outstanding Rights relating to the capital stock of CFSB.

     5.4 CFSB Subsidiaries. CFSB has disclosed in Section 5.4 of the CFSB Disclosure Memorandum all of the CFSB Subsidiaries as of the date of this Agreement. Except as disclosed in
Section 5.4 of the CFSB Disclosure Memorandum, CFSB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each CFSB Subsidiary. No equity securities of any CFSB Subsidiary are or may become required to be issued
(other than to another CFSB Company) by reason of any Rights, and there are no Contracts by which any CFSB Subsidiary is bound to issue (other than to another CFSB Company) additional shares of its capital stock or Rights, or by which any CFSB Company is or may be bound to transfer any shares of the capital stock of any CFSB Subsidiary (other than to another CFSB Company), and there are no Contracts by which any CFSB Company is bound to issue
(other than to another CFSB Company) additional shares of its capital stock. There are no Contracts relating to the rights of any CFSB Company to vote or to dispose of any shares of the capital stock of any CFSB Subsidiary. All of the shares of capital stock of each CFSB Subsidiary held by a CFSB Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the CFSB Company free and clear of any Lien. Each CFSB Subsidiary is either a bank, a trust company, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted.
Each CFSB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material
Adverse Effect on CFSB. Each CFSB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal
Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured to applicable limits by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     5.5 Financial Statements. CFSB has included in Section 5.5 of the CFSB Disclosure Memorandum copies of all CFSB Financial Statements for the periods ended on or before March 31, 2002, and will deliver to CBC copies of all CFSB Financial Statements prepared subsequent to the date hereof. The CFSB Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the CFSB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and
(b) present or will present, as the case may be, fairly the consolidated financial position of the CFSB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the CFSB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     5.6 Absence of Undisclosed Liabilities. No CFSB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB except Liabilities which are reflected or otherwise accrued or reserved against in the consolidated balance sheets of CFSB as of March 31, 2002, included in the CFSB Financial Statements or reflected in the notes thereto. No CFSB Company has incurred or paid any Liability since March 31, 2002, except for such Liabilities reflected or otherwise accrued or reserved against in the CFSB Financial Statements, or as may have been incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB.

     5.7 Absence of Certain Changes or Events. Since March 31, 2002, except as disclosed in Section 5.7 of the CFSB Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB, and (b) the CFSB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CFSB provided in Article 7 of this Agreement.

     5.8  Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of any of the CFSB Companies have been timely filed or requests for extensions have been timely filed and have not expired for periods ended on or before December 31, 2001, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on CFSB and all returns filed are complete and accurate in all material respects to the Knowledge of CFSB. All Taxes shown as due on filed returns have been paid. There is no audit, examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on CFSB, except as reserved against in the

CFSB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the CFSB Disclosure Memorandum. All material Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Except as disclosed in Section 5.8(b) of the CFSB Disclosure Memorandum, none of the CFSB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any CFSB Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB.

          (c) Adequate provision for any Taxes due or to become due for any of the CFSB Companies for the period or periods through and including the date of the respective CFSB Financial Statements has been made and is reflected on such CFSB Financial Statements.

          (d) Deferred Taxes of the CFSB Companies have been provided for in accordance with GAAP.

          (e) Each of the CFSB Companies is in compliance in all material respects with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB.

     5.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of CFSB included in the most recent CFSB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CFSB included in the CFSB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CFSB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CFSB Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on CFSB.

     5.10 Assets. Except as disclosed in Section 5.10 of the CFSB Disclosure Memorandum or as disclosed or reserved against in the CFSB Financial Statements, the CFSB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the CFSB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CFSB's past practices. All
Assets which are material to CFSB's business on a consolidated basis, held under leases or subleases by any of the CFSB
Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. CFSB currently maintains insurance in amounts, scope, and coverage as disclosed in Section 5.10 of the CFSB Disclosure Memorandum. CFSB has not received written notice from any insurance carrier that
(a) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (b) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.10 of the CFSB Disclosure Memorandum, to the Knowledge of CFSB, there are presently no claims pending under such policies of insurance and no notices have been given by CFSB under such policies. The Assets of the CFSB Companies include all assets required to operate the business of the CFSB Companies as presently conducted.

     5.11 Environmental Matters.

          (a) Except as disclosed in Section 5.11(a) of the CFSB Disclosure Memorandum, to the Knowledge of CFSB, each CFSB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB.

          (b) To the Knowledge of CFSB, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any CFSB Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any CFSB Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB and to the Knowledge of CFSB, there is no reasonable basis for any such Litigation.

          (c) Except as disclosed in Section 5.11(c) of the CFSB Disclosure Memorandum, to the Knowledge of CFSB, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB.

     5.12 Compliance with Laws. Each CFSB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB. Except as disclosed in Section 5.12 of the CFSB Disclosure Memorandum, no CFSB Company:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CFSB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB, or (iii) requiring any CFSB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.13 Labor Relations. No CFSB Company is the subject of any Litigation asserting that it or any other CFSB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other CFSB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any CFSB Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any CFSB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 Employee Benefit Plans.

          (a) CFSB has disclosed in Section 5.14 of the CFSB Disclosure Memorandum and delivered or made available to CBC prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CFSB Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "CFSB Benefit Plans"). Any of the CFSB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CFSB ERISA Plan."

          (b)  Except as to those plans disclosed in
Section 5.14(b) of the CFSB Disclosure Memorandum as tax-qualified CFSB ERISA Plans (the "CFSB Qualified Plans"), no CFSB
Company maintains or previously maintained during the six years preceding the date of this Agreement a CFSB Plan which meets or was intended to meet the requirements of Code Section 401(a).
The Internal Revenue Service has issued favorable determination letters to the effect that each CFSB Qualified Plan qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each CFSB
Qualified Plan have been delivered or made available to CBC.
Except as disclosed in Section 5.14(b) of the CFSB Disclosure Memorandum, no CFSB Qualified Plan has been amended since the issuance of each respective determination letter. The CFSB
Qualified Plans currently comply in form with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the CFSB
Qualified Plans is pending before or is threatened by the Internal Revenue Service. The CFSB Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the CFSB Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Code Section 401(a). No CFSB Company, any ERISA Affiliate or any fiduciary of any CFSB Qualified Plan has done anything that would adversely affect the qualified status of the CFSB Qualified Plans or the related trusts. Any CFSB Qualified Plan which is required to satisfy Code Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the date of this Agreement.

          (c)  Except as to those plans disclosed in
Section 5.14(c) of the CFSB Disclosure Memorandum, all CFSB Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB. To the Knowledge of CFSB, no CFSB Company nor any other party has engaged in a transaction with respect to any CFSB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CFSB Company to a tax or penalty imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB.

          (d) Neither CFSB nor any ERISA Affiliate of CFSB maintains or has during the six years preceding the date of this Agreement maintained an "employee benefit pension plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (e) Neither CFSB nor any ERISA Affiliate of CFSB has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (f) Except as disclosed in Section 5.14(f) of the CFSB Disclosure Memorandum, (i) no CFSB Company has any obligations for retiree health and life benefits under any of the CFSB Benefit Plans and (ii) there are no restrictions on the rights of such CFSB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on CFSB, other than for benefits accrued before the date of such termination or amendment.

          (g) Except as disclosed in Section 5.14(g) of the CFSB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance payments, golden parachute or otherwise) becoming due to any director or any employee of any CFSB Company from any CFSB Company under any CFSB Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any CFSB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CFSB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been reflected on the CFSB Financial Statements to the extent required by and in accordance with GAAP.

          (i) CFSB and each ERISA Affiliate of CFSB has complied in all material respects with applicable continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

          (j) Except as disclosed in Section 5.14(j) of the CFSB Disclosure Memorandum, neither CFSB nor any ERISA Affiliate of CFSB is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

          (k) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any CFSB Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any CFSB Benefit Plan or against the assets of any CFSB Benefit Plan.

     5.15 Material Contracts.  Except as disclosed in Section
5.15 of the CFSB Disclosure Memorandum or otherwise reflected in the CFSB Financial Statements, none of the CFSB Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under,
(a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by any CFSB Company or the guarantee by any CFSB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among CFSB Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by CFSB with the SEC as of the date of this Agreement that has not been filed as an exhibit to CFSB's Form 10-KSB for the fiscal year ended September 30, 2001 and identified to CBC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "CFSB Contracts"). None of the CFSB Companies is in Default under any CFSB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB. Except as to deposit liabilities and FHLB advances, all of the indebtedness of any CFSB Company for money borrowed is prepayable at any time by such CFSB Company without penalty or premium.

     5.16 Legal Proceedings. Except as disclosed in Section 5.16 of the CFSB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of CFSB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CFSB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CFSB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFSB.

     5.17 Reports. Since January 1, 1999, each CFSB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including but not limited to Form 10-KSB, Forms 10-QSB, Forms 8-K, and proxy statements, (b) the Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material
Adverse Effect on CFSB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to CFSB's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any CFSB Company to CBC pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CFSB Company for inclusion in the Proxy Statement to be mailed to CFSB's shareholders in connection with the CFSB Shareholders' Meeting, and any other documents to be filed by any CFSB Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of CFSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the CFSB Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CFSB Shareholders' Meeting. All documents that any CFSB Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19 Regulatory Matters. No CFSB Company or, to the Knowledge of CFSB, any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of CFSB, there exists no fact, circumstance or reason attributable to CFSB why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

     5.20 Charter Provisions. Each CFSB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any CFSB Company or restrict or impair the ability of CBC to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CFSB Company that may be acquired or controlled by it.

     5.21 Derivatives Contracts.  Except as set forth in
Section 5.21 of the CFSB Disclosure Memorandum, neither CFSB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

                           ARTICLE 6
             REPRESENTATIONS AND WARRANTIES OF CBC
             -------------------------------------

     CBC and CTB hereby represent and warrant to CFSB and Citizens Federal as follows:

     6.1 Organization, Standing, and Power. CBC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a financial holding company pursuant to the provisions of Section 103(1) of the Gramm-Leach-Bliley Act and
Section 225.82 of Regulation Y. CTB, which is a wholly-owned subsidiary of CBC, is a bank duly organized, validly existing and in good standing under the Laws of the State of Georgia. CBC has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

     6.2  Authority; No Breach By Agreement.

          (a) CBC and CTB have the corporate power and authority necessary to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBC and CTB. Subject to any approvals required of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of CBC and CTB, enforceable against CBC and CTB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by CBC or CTB, nor the consummation by CBC or CTB of the transactions contemplated hereby, nor compliance by CBC or CTB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of CBC's or CTB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CBC Company under, any Contract or Permit of any CBC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CBC Company or any of their respective Assets.

          (c) Other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by CBC of the Merger and the other transactions contemplated in this Agreement.

     6.3 Necessary Capital. Based on the financial condition of CBC as reflected in the CBC Financial Statements, CBC and CTB have the necessary capital required by the regulations of the Federal Reserve Board and FDIC to consummate the transactions contemplated by this Agreement. At the Effective Time, CTB will have sufficient cash funds to pay the aggregate Merger Consideration and will use such funds for the payment of the Merger Consideration subject to the completion of the Merger in accordance with the terms of this Agreement. CBC and its Subsidiaries are, and will be immediately following completion of the Merger, in material compliance with all capital, debt, and financial and nonfinancial provisions applicable to each of them under the BHC Act, the FICG and any other applicable Law or any Contract to which they are a party.

     6.4 CTB. CTB owns all of the issued and outstanding shares of capital stock of CTB. All of the shares of capital stock of CTB held by CBC are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by CBC free and clear of any Lien. CTB is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. CTB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC. CTB is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured to applicable limits by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     6.5 Financial Statements. CBC has provided to CFSB copies of all CBC Financial Statements for the periods ended on or before March 31, 2002, and will deliver to CFSB copies of all CBC Financial Statements prepared subsequent to the date hereof. The CBC Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the CBC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the CBC Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the CBC Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     6.6 Absence of Undisclosed Liabilities. No CBC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC except Liabilities which are reflected or otherwise accrued or reserved against in the consolidated balance sheets of CBC as of March 31, 2002, included in the CBC Financial Statements or reflected in the notes thereto. No CBC Company has incurred or paid any Liabilities since March 31, 2002, except for such Liabilities reflected or otherwise accrued or reserved against in the CBC Financial Statements, or as may have been incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

     6.7  Absence of Certain Changes or Events.  Since March 31,
2002, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

     6.8 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any CBC Company to CFSB pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CBC Company for inclusion in the Proxy Statement to be mailed to CFSB's shareholders in connection with the CFSB Shareholders' Meeting, and any other documents to be filed by any CBC Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of CFSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the CFSB Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CFSB Shareholders' Meeting.
All documents that any CBC Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.9 Regulatory Matters. No CBC Company or, to the Knowledge of CBC, any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of CBC, there exists no fact, circumstance or reason attributable to CBC why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

                           ARTICLE 7
            CONDUCT OF BUSINESS PENDING CONSUMMATION
            ----------------------------------------

     7.1 Affirmative Covenants of CFSB. Unless the prior written consent of CBC shall have been obtained, and except as otherwise contemplated herein, CFSB shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or
(ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of CFSB. Except as contemplated hereby, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, CFSB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of CBC, which consent shall not be unreasonably withheld:

          (a)  amend the Articles of Incorporation, Charter,
Bylaws or other governing instruments of any CFSB Company, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a CFSB Company to another CFSB Company) in excess of an aggregate of $25,000 (for the CFSB Companies on a consolidated basis) except for obligations incurred (i) in connection with this Agreement and the transactions contemplated hereby, or (ii) in the ordinary course of the business of CFSB Companies consistent with past practices (which shall include, for CFSB, advances against its line of credit consistent with past practices, and for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any CFSB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in Section 7.2(b) of the CFSB Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than repurchases or exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CFSB Company, or declare or pay any dividend or make any other distribution in respect of CFSB's Common Stock; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the CFSB Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of CFSB Common Stock or any other capital stock of any CFSB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine or reclassify any capital stock of any CFSB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CFSB Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any CFSB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another CFSB Company) or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or
(ii) acquisitions of control by a CFSB Subsidiary in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any CFSB Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of CFSB, in each case as disclosed in Section 7.2(g) of the CFSB Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies, written Contracts or understandings in effect on the date of this Agreement and disclosed in Section 7.2(g) of the CFSB Disclosure Memorandum; enter into or amend any severance agreements with officers of any CFSB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any CFSB Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) except as disclosed in Section 7.2(h) of the CFSB Disclosure Memorandum, enter into or amend any employment Contract between any CFSB Company and any Person (unless such amendment is required by Law) that the CFSB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i)  adopt any new employee benefit plan of any CFSB
Company or make any material change in or to any existing employee benefit plans of any CFSB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) settle any Litigation involving any Liability of any CFSB Company for money damages in excess of $25,000 or material restrictions upon the operations of any CFSB Company; or

          (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which
(a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all non-confidential portions of such reports promptly after the same are filed.

                         ARTICLE 8
                   ADDITIONAL AGREEMENTS
                   ---------------------

     8.1 Applications. The Parties shall promptly prepare and file any applications, including without limitation, those with the Federal Reserve Board, the Office of Thrift Supervision and the Georgia Department of Banking and Finance seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.2 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, the Parties shall execute and file the Certificate of Merger with the Secretary of State of the State of Georgia and with the Secretary of State of the State of Delaware in connection with the Closing.

     8.3 Agreement as to Efforts to Consummate. No Party shall take, or cause to be taken, any action which may reasonably be foreseen as delaying or otherwise adversely impacting consummation of the Merger. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.4  Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In addition, CBC and CTB agree that the confidentiality letter dated February 22, 2002 and executed by them shall continue in full force and effect. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.5 Press Releases. Prior to the Effective Time, CFSB and CBC shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.5 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.6  Acquisition Proposals.

          (a) Except with respect to this Agreement and the transactions contemplated hereby, no CFSB Company nor any director, employee, investment banker, attorney, accountant or other representative thereof (collectively, "Representatives") retained by any CFSB Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of its Board of Directors as advised by counsel, no CFSB Company nor Representative thereof shall furnish any non-public information in connection with, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but CFSB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. CFSB shall promptly notify CBC orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction.

          (b)  Except as set forth herein, CFSB shall not
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to CBC, the approval or recommendation of its Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if in the opinion of the Board of Directors of CFSB, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to its shareholders under applicable law, then the Board of Directors of CFSB may (subject to the terms of this section (b)) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend an Acquisition Proposal, or enter into an agreement with respect to an Acquisition Proposal, in each case at any time after the second business day following the receipt of written notice (a "Notice of Acquisition Proposal") by CBC advising it that CFSB has received an Acquisition Proposal, specifying the material terms and conditions of such proposal and identifying the

Person making such proposal; provided that CFSB shall not enter into an agreement with respect to an Acquisition Proposal unless it shall have furnished CBC with written notice no later than 12:00 noon Georgia time one (1) day in advance of any date that it intends to enter into such agreement.

          (c) In addition to the obligations set forth in section (b) above, CFSB shall immediately advise CBC orally and in writing of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could lead to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making a request, Acquisition Proposal or inquiry. CFSB shall keep CBC fully informed of the status and details (including amendments or proposed amendments) of the material terms of any such request, Acquisition Proposal or inquiry.

          (d) Nothing contained in this Section 8.6 shall prohibit CFSB from making any disclosure to its shareholders if, in the opinion of its Board of Directors, after consultation with counsel, failure to so disclose would be inconsistent with federal securities laws or its fiduciary duties to its shareholders under applicable law; provided that CFSB does not, except as permitted by section (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     8.7  Indemnification.

          (a) CBC shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the CFSB Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent to which such Indemnified Parties were entitled under Delaware Law and CFSB's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by CBC is required to effect any indemnification, CBC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CBC and the Indemnified Party.

          (b) If CBC or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of CBC shall assume the obligations set forth in this Section 8.7.

          (c) The provisions of this Section 8.6 are intended to be for the benefit of and shall be enforceable by each Indemnified Party, his or her heirs and representatives.

     8.8 Continuing Directors' and Officers' Liability Coverage. CBC shall provide and keep in force for a period of three years after the Effective Time tail coverage and the current CFSB directors and officers' liability insurance policy, said tail coverage to insure directors and officers of CFSB for acts or omissions occurring prior to the Effective Time, provided that the cost of such coverage shall not exceed $50,000 annually.

     8.9  Employee Benefits Matters.

          (a) The employee benefit programs for officers and employees of the Surviving Bank will be those of CBC. CBC and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.9 of the CFSB Disclosure Memorandum between any CFSB Company and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the CFSB Benefit Plans. Section 8.9 of the CFSB Disclosure Memorandum quantifies in reasonable detail the amount of payments which would become due and payable (assuming the Merger is consummated on or before December 31, 2002) under the employment or change in control agreements as a result of a termination of employment and/or a change in control of CFSB or Citizens Federal. The total cash severance to be paid to the three officers with employment or change in control agreements shall not exceed the respective officer's Section 280G limit under the Code, to the extent such officer is entitled to receive severance payments under his or her respective agreement.

          (b) Any person who is currently serving as an employee of a CFSB Company and continues as such immediately prior to the Effective Time (other than those employees covered by a written employment or change in control agreement set forth in Section
8.9 of the CFSB Disclosure Memorandum)whose employment is discontinued by the CBC Companies within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from CTB in an amount equal to their current salary of one week for every year of service at the CFSB Companies, up to a maximum severance of six weeks for current officers and four weeks for current non-officer employees, together with any accrued but unused vacation leave with respect to the 2002 calendar year. For purposes of this Section 8.9(b), "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).

          (c) Subject to the provisions of this Section 8.9(c), all employees of a CFSB Company immediately prior to the Effective Time who are employed by a CBC Company immediately following the Effective Time ("Transferred Employees") will be eligible to participate in the respective CBC Company's employee benefit plans on substantially the same basis as any employee of the CBC Company in a comparable position. Except as otherwise prohibited by law, Transferred Employees' service with a CFSB Company shall be recognized as service with the CBC Companies for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the benefit plans of the CBC Companies, subject to applicable break-in-service rules. CBC agrees that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by a CFSB Company on the Effective Time and who then change coverage to the CBC Companies' medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

          (d) CFSB shall take all necessary action to cause the Citizens Federal employee stock ownership plan ("ESOP") to be terminated as of the Effective Time. The Merger Consideration received by the Citizens Federal ESOP trustee in connection with the Merger with respect to the unallocated shares of CFSB Common Stock shall be first applied by the Citizens Federal ESOP trustee to the full repayment of the Citizens Federal ESOP loan. The balance of the Merger Consideration received by the Citizens Federal ESOP trustee with respect to the unallocated shares of CFSB Common Stock shall be allocated as earnings to the accounts of all participants in the Citizens Federal ESOP who have accounts remaining in accordance with the provisions of the Citizens Federal ESOP. The accounts of all participants and beneficiaries in the Citizens Federal ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, Citizens Federal shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Citizens Federal ESOP as of the Effective Time. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the Citizens Federal ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account or plan as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on the Citizens Federal ESOP loan and contributions to the Citizens Federal ESOP and payments on the Citizens Federal ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

          (e) At the Effective Time, the directors of CFSB will be appointed to a newly created Alabama Advisory Board for CBC and/or CTB for a period of not less than one year. Mr. Bunny Stokes, Jr. will chair the Advisory Board. Each Advisory Board member shall be compensated for their services in a minimum amount of $1,800 per annum, payable bi-monthly. The provisions of this Section 8.9(e) are intended to be for the benefit of, and shall be enforceable by, members of the Board of Directors of CFSB.

          (f) At the Effective Time, CBC and/or CTB shall offer to enter into an employment agreement with Bunny Stokes, Jr. on substantially the terms set forth in Exhibit 1.

     8.10 Change of Control Agreements. CBC acknowledges the change of control agreements between CFSB and Bunny Stokes, Jr., Cynthia N. Day and W. Kent McGriff. CBC will cause CFSB to make the change of control payments to Mr. Stokes, Ms. Day and Mr. McGriff immediately prior to the Effective Time in the amounts set forth in Section 8.9 of the CFSB Disclosure Memorandum.

     8.11 Exemption from Liability Under Section 16(b). Assuming that CFSB delivers to CBC the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of CBC, or a committee of "Non-Employee Directors" thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall adopt a resolution providing that the receipt by CFSB Insiders (as defined below) of cash in exchange for shares of CFSB Common Stock and CFSB Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the 1934 Act.
"Section 16 Information" shall mean information accurate in all respect regarding CFSB Insiders, the number of shares of CFSB Common Stock held by each such CFSB Insider and expected to be exchanged for cash in the Merger, and the number and description of the CFSB Options held by each such CFSB Insider. "CFSB Insiders" shall mean those officers and directors of CFSB who are subject to the reporting requirements of Section 16(a) of the 1934 Act and who are listed in the Section 16 Information.

     8.12 Organization of CBC Interim Corporation. CBC shall cause CBC Interim Corporation to be organized under the laws of the State of Georgia. The Board of CBC Interim Corporation shall approve this Agreement and the Interim Merger, whereupon CBC Interim Corporation shall become a party to, and be bound by, this Agreement, and CBC shall adopt and ratify this Agreement in its capacity as the sole shareholder of CBC Corporation.

                          ARTICLE 9
       CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
       -------------------------------------------------

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties to the extent permitted by Law pursuant to Section 11.6 of this Agreement:

          (a) Shareholder Approval. The shareholders of CFSB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     9.2 Conditions to Obligations of CBC. The obligations of CBC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CBC pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of CFSB set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made on and as of immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of CFSB set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). The representations and warranties of CFSB set forth in Sections 5.19 and 5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of CFSB set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on CFSB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CFSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates.  CFSB shall have delivered to CBC
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to CBC's obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by CFSB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CBC and its counsel shall request.

          (d) Directors Agreements. Each of the directors of CFSB shall have executed and delivered to CBC agreements in substantially the form of Exhibit 2.

          (e) Claims/Indemnification Letters. Each of the directors and officers of CFSB shall have executed and delivered to CBC letters in substantially the form of Exhibit 3.

     9.3  Conditions to Obligations of CFSB.  The obligations of
CFSB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CFSB pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of CBC set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made on and as of immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of CBC set forth in this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect).

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates.  CBC shall have delivered to CFSB
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to CFSB's obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by CBC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CFSB and its counsel shall request.

                           ARTICLE 10
                          TERMINATION
                          -----------

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CFSB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of CBC and the Board of Directors of CFSB; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of CFSB and Section 9.3(a) in the case of CBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of CFSB's representations and warranties and Section 9.3(a) of this Agreement in the case of CBC's representations and warranties; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of CFSB and Section 9.3(a) in the case of CBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of CFSB and Section 9.3(a) in the case of CBC or in material breach of any covenant or other agreement contained in this Agreement) (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of CFSB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the DGCL, at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before December 31, 2002, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of CFSB and Section 9.3(a) in the case of CBC or in material breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of CFSB in connection with such Party's entering into a definitive agreement in accordance with Section 8.6(b), provided that it has compiled with all provisions thereof, including the notice provisions therein.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Sections 8.4(b), 11.2 and 11.12 of this Agreement shall survive any such termination and abandonment, and a termination pursuant to Sections 10.1(b) or 10.1(c) of this Agreement shall not relieve the breaching Party from Liability under Sections 11.2(b) or (c) of this Agreement for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3, Articles 2, 3 and 4 and Sections 8.7, 8.8, 8.9, 8.10, 11.2 and 11.12 of this Agreement.

                          ARTICLE 11
                        MISCELLANEOUS
                        -------------

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "1933 Act" shall mean the Securities Act of 1933, as
     amended.
                               27

          "1934 Act" shall mean the Securities Exchange Act of
     1934, as amended.

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger (other than the Interim Merger, the Merger and the Bank Merger), acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean any person who is an affiliate for purposes of Rule 145 under the 1933 Act and for purposes of qualifying the Merger for pooling of interests accounting treatment.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Allowance" shall have the meaning provided in Section
     5.9 of this Agreement.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Bank Merger" shall mean the merger of Citizens Federal with and into CBT referred to in Section 1.1 of this Agreement.

          "BHC Act" shall mean the federal Bank Holding Company
     Act of 1956, as amended.

          "CBC Capital Stock" shall mean, collectively, the CBC
     Common Stock and any other class or series of capital stock of CBC.

          "CBC Common Stock" shall mean the $1 par value of common stock of CBC.

          "CBC Companies" shall mean, collectively, CBC and all CBC Subsidiaries.

          "CBC Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of CBC as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2001, 2000 and 1999 and (b) the consolidated balance sheets (including related notes and schedules, if any) of CBC and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 2001.

          "CBC Subsidiaries" shall mean the direct and indirect
     Subsidiaries of CBC.
                               28

          "CFSB Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

          "CFSB Common Stock" shall mean the $.01 par value common stock of CFSB.

          "CFSB Companies" shall mean, collectively, CFSB and all CFSB Subsidiaries.

          "CFSB Disclosure Memorandum" shall mean the written information entitled "CFSB Disclosure Memorandum" delivered on or prior to the date of this Agreement to CBC describing in reasonable detail the matters contained therein.

          "CFSB Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of CFSB as of September 30, 2001 and 2000, and the related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended September 30, 2001, 2000 and 1999 and (b) the consolidated balance sheets (including related notes and schedules, if any) of CFSB and related statements of operations and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to September 30, 2001.

          "CFSB Options" means options to purchase shares of CFSB
     Common Stock granted under the CFSB Option Plan.

          "CFSB Option Plan" means the CFSB 2001 Stock Option and
     Incentive Plan.

          "CFSB Option Shares" shall mean any shares of CFSB
     Stock underlying outstanding options to purchase CFSB Common
     Stock.

          "CFSB Subsidiaries" shall mean the direct and indirect subsidiaries of CFSB.

          "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or

                               29

     renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

          "Delaware Certificate of Merger" shall mean the Certificate of Merger to be filed with the Secretary of State of the State of Delaware relating to the Merger contemplated by Section 1.1 of this Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income
     Security Act of 1974, as amended.

          "ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Code.

          "ERISA Plan" shall have the meaning provided in Section
     5.14 of this Agreement.

          "Exhibits" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "FICG" shall mean the Financial Institutions Code of Georgia.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Georgia Certificate of Merger" shall mean the Certificate of Merger to be filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Hazardous Material" shall mean any pollutant, contaminant, or toxic or hazardous substance, pollutant, chemical or waste within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal,

                               30

     state or local Law (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities, polychlorinated biphenyls, and petroleum and petroleum products).

          "Interim Merger" shall mean the merger of CTB Interim
     Corporation into CFSB.

          "Internal Revenue Code" shall mean the Internal Revenue
     Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to CFSB or CBC, as the case may be, shall mean the actual knowledge of the Chairman, President, Chief Financial Officer, Chief
     Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory
     Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (a) Liens for current property Taxes not yet due and payable and (b) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
                               31

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (i) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting principles generally applicable to depository institutions and their holding companies,
     (iii) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby, (iv) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties, including expenses incurred in connection with this Agreement and the transactions contemplated hereby or
     (v) changes in economic or other conditions affecting the banking industry in general, including changes in the prevailing level of interest rates.

          "Merger" shall mean the merger of CFSB with and into CBC referred to in Section 1.1 of this Agreement.

          "Merger Consideration" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc., including the Nasdaq.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean CFSB, CBC, CTB, Citizens Federal or (after it becomes a party to this Agreement) CBC Interim Corporation, and "Parties" shall mean CFSB, CBC, CTB, Citizens Federal and (after it becomes a party to this Agreement) CBC Interim Corporation.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

                               32

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by CFSB to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Shareholders' Meeting" shall mean the meeting of the shareholders of CFSB to be held to approve the Merger and the transactions contemplated by this Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations, partnerships or other entities or ventures of which the entity in question owns or controls 50% or more of the outstanding equity securities or the ownership interest, as the case may be, either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Surviving Bank" shall mean CTB as the surviving bank resulting from the Bank Merger.

                               33

          "Surviving Corporation" shall mean CBC as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with applications filed with Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Proxy Statement.

          (b)  Notwithstanding the foregoing:

               (i) if this Agreement is terminated by CBC pursuant to either of Sections 10.1(b) or 10.1(c) due to a willful breach by CFSB or Citizens Federal of a representation, warranty or covenant, the satisfaction or performance of which was within their control, or

               (ii)  if this Agreement is terminated by CBC pursuant to
                     Section 10.1(d)(ii) (but only after receipt by CFSB of an Acquisition Proposal), or

               (iii) if this Agreement is terminated by CBC pursuant to
                     Section 10.1(g) of this Agreement,

then CFSB shall promptly pay to CBC $250,000 plus all the out-of-pocket costs and expenses of CBC incurred in connection with the transactions contemplated by this Agreement, including its enforcement, including costs of counsel, consultants, investment bankers, actuaries and accountants, up to but not exceeding $200,000.

          (c) Notwithstanding the foregoing, if this Agreement is terminated by CFSB pursuant to either of Sections 10.1(b) or 10.1(c) due to a willful breach by CBC or CTB of a representation, warranty or covenant the satisfaction or performance of which was within their control, then CBC shall promptly pay to CFSB $250,000 plus all the out-of-pocket costs and expenses of CFSB incurred in connection with the transactions contemplated by this Agreement, including its enforcement, and including costs of counsel, consultants, investment bankers, actuaries and accountants, up to but not exceeding $200,000.

                               34

          (d) The Parties agree and acknowledge that they have agreed upon Sections 11.2(b) and (c) above to liquidate the amount of damages they estimate each Party would suffer in the event of termination of this Agreement in the circumstances described. Each Party acknowledges that such damages cannot be estimated exactly, that each Party intends that the foregoing provisions provide for damages rather than a penalty inserted for the purpose of deterring a Party from breaching the Agreement and penalizing such Party in the event of such breach, and that the foregoing amount is agreed upon in good faith as a reasonable estimate at this time of the damages that each Party would suffer in the event of termination of the Agreement in the circumstances described.

     11.3 Brokers and Finders.  Except as set forth in Section
11.3 of the CFSB Disclosure Memorandum, and with the exception of RP Financial, Inc., CFSB represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder (with the exception of RP Financial, Inc.) based upon his or its representing or being retained by or allegedly representing or being retained by CFSB, CFSB agrees to indemnify and hold CBC harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.7, 8.8, 8.9, 8.10 and 8.11 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Board of Directors of each of the Parties; provided, however, that after any such approval by the holders of CFSB Common Stock, there shall be made no amendment that pursuant to the DGCL requires further approval by such shareholders without the further approval of such shareholders.

     11.6 Waivers.

          (a) Prior to or at the Effective Time, CBC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CFSB, to waive or extend the time for the compliance or fulfillment by CFSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CBC.

          (b) Prior to or at the Effective Time, CFSB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CBC, to waive or extend the time for the compliance or fulfillment by CBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CFSB under this Agreement, except any condition which, if

                               35

not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CFSB.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     CBC:           Citizens Bancshares Corporation
                    175 John Wesley Dobbs Avenue, NE
                    P. O. Box 4485
                    Atlanta, Georgia 30303-4485
                    Fax:  (404) 653-2883
                    Attn:  James E. Young, President

     With a copy (which shall not constitute notice) to:

                    Powell, Goldstein, Frazer & Murphy LLP
                    Sixteenth Floor, 191 Peachtree Street, NE
                    Atlanta, Georgia 30303
                    Fax:  (404) 572-6999
                    Attn:  Beth Lanier, Esq.

     CFSB:          CFS Bancshares, Inc.
                    1700 Third Avenue North
                    Birmingham, Alabama 35203
                    Fax: (205) 214-3071
                    Attn: Bunny Stokes, Jr., Chairman/CEO

                               36

     With a copy (which shall not constitute notice) to:

                    Elias, Matz, Tiernan & Herrick L.L.P.
                    734 15th Street, N.W.
                    12th Floor
                    Washington, D.C.  20005
                    Fax: (202) 347-2172
                    Attn: Gerald F. Heupel, Jr., Esq.

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.



                               37

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                         CITIZENS BANCSHARES CORPORATION

                                By:
----------------------             ----------------------------
-----------------                  James E. Young
Secretary                          President/CEO

[CORPORATE SEAL]


ATTEST:                         CITIZENS TRUST BANK

                                By:
----------------------             ---------------------------
----------------                   James E. Young
Secretary                          President/CEO

[CORPORATE SEAL]



ATTEST:                         CFS BANCSHARES, INC.

                                By:
----------------------             ---------------------------
                                   Bunny Stokes, Jr.
                                   Chairman/CEO
[CORPORATE SEAL]



ATTEST:                         CITIZENS FEDERAL SAVINGS BANK

                                By:
----------------------             ---------------------------
                                   Bunny Stokes, Jr.
                                   Chairman/CEO
[CORPORATE SEAL]


               [Signatures Continued on Next Page]

                               38

     CTB Interim Corporation has joined as a Party to this Agreement on this ____ day of _______________, 2002.


ATTEST:                         CTB INTERIM CORPORATION

                                By:
---------------------              -----------------------------
Secretary                          James E. Young
                                   President/CEO



















                               39

                                                     EXHIBIT 1

                       EMPLOYMENT AGREEMENT
                       --------------------

     THIS AGREEMENT is made as of ___________________, 2002 by and between CITIZENS TRUST BANK (the "Employer"), a state bank chartered under the laws of the State of Georgia, and BUNNY STOKES, a resident of the State of Alabama (the "Executive").

                           RECITALS:

     The Employer desires to employ the Executive as the President of the Alabama Division of the Employer and the Executive desires to accept such employment.

     In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

     1.1 "Agreement" shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

     1.2 "Affiliate" shall mean any business entity which controls the Employer, is controlled by or is under common control with the Employer.

     1.3 "Area" shall mean the geographic area within the boundaries of Jefferson and Greene Counties in the State of Alabama. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement as of the Effective Date.

     1.4 "Business of the Employer" shall mean the business conducted by the Employer, which is the business of commercial banking.

     1.5  "Cause" shall mean:

          1.5.1     With respect to termination by the Employer:

                    (a)  A material breach of the terms of this
          Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by Employer;

                    (b) Conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

                    (c)  Arrest for, charged in relation to (by
          criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving a breach of trust or moral turpitude;

                    (d) Conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

                    (e) Conduct by the Executive that results in removal from his position as an officer or executive of Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

          1.5.2 With respect to termination by the Executive, a material diminution in the powers, responsibilities or duties of the Executive hereunder or a material breach of the terms of this Agreement by Employer, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to Employer by the Executive.

     1.6 "Company" means Citizens Bancshares Corporation, a bank holding company organized under the laws of the State of Georgia.

     1.7 "Confidential Information" means data and information relating to the business of the Employer or the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive's relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

     1.8 "Disability" shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Employer's policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

     1.9 "Effective Date" shall mean the closing date of the Company's acquisition of CFS Bancshares, Inc.

     1.10 "Employer Information" means Confidential Information and Trade Secrets.

     1.11 "Initial Term" means that period of time commencing on the Effective Date and running until the close of business on the last business day immediately preceding the second anniversary of the Effective Date.
                               2

     1.12 "Term" shall mean that period of time commencing on the Effective Date and running until (a) the last day of the Initial Term or any subsequent renewal period as provided for in Section
3.1 or (b) any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

     1.13 "Trade Secrets" means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

          (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

          (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.   Duties.

     2.1 Position. The Executive is employed as the President of the Alabama Division of the Employer, subject to the direction of the Chief Executive Officer and the Chief Operating Officer of the Employer or his designee(s) and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Employer in connection with the conduct of its business. The Employer shall cause its Board of Directors to appoint the Executive to its Board of Directors as of the Effective Date and to nominate the Executive as a director for an additional term at the next regularly scheduled election of directors that falls on or after the Effective Date.

     2.2 Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

          (a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

          (b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Chief Executive Officer or the Chief Operating
     Officer of the Employer; and

          (c)  timely prepare and forward to the Chief Executive
     Officer and the Chief Operating Officer of the Employer all
     reports and accountings as may be requested of the
     Executive.
                               3

        2.3 Permitted Activities. The Executive shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

          (a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

          (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer;

          (c) participating in religious, civic and professional affairs and organizations and conferences as set forth in
     Exhibit 1 hereto; and

          (d) participating in such other civic and professional affairs and organizations and conferences, or preparing or publishing papers or books or teaching so long as the Chief
     Executive Officer of the Employer approves of such activities prior to the Executive's engaging in them.

3.   Term and Termination.

     3.1  Term.     This Agreement shall remain in effect for the
Term. At the election of the Employer, the Term shall be extended for an additional year on each anniversary of the first day of the Initial Term and each annual anniversary date thereafter; provided, however, that the Executive must consent to any such extension. The Employer shall provide such notice of extension not less than sixty (60) days prior to the end of the Initial Term or any additional one-year period. If the Employer does not elect to extend the Term or the Executive does not consent to such extension, the Term shall expire on the last day of the Term then in effect.

     3.2 Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

          3.2.1     By the Employer:

                   (a)  For Cause, upon written notice to the
          Executive pursuant to Section 1.5.1 hereof;

                   (b) Without Cause at any time, provided that the Employer shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event the Employer shall be required to continue to meet its obligations to the Executive under Section
          4.1 for the remainder of the Term if the Executive is

                               4

          terminated during the Initial Term and if the Executive is terminated after the Initial Term, then for the lesser of (i) three (3) months or (ii) the remainder of the Term. However, during the period that the Executive is receiving compensation pursuant to this
          Section 3.2.1(b), the Executive must remain available to the Employer to provide consulting services as may be requested by the Employer; or

                   (c)  Upon the Disability of the Executive at
          any time, provided that the Employer shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event, the Employer shall be required to continue to meet its obligations under
          Section 4.1 for six (6) months following the termination or until the Executive begins receiving payments under the long-term disability policy maintained by the Employer for its employees, whichever occurs first.

          3.2.2     By the Executive:

                   (a)  For Cause, in which event the Employer
          shall be required to continue to meet its obligations under Section 4.1 for the remainder of the Term if the Executive terminates his employment during the Initial Term and if the Executive terminates his employment after the Initial Term, then for the lesser of (i) three (3) month or (ii) the remainder of the Term. However, during the period that the Executive is receiving compensation pursuant to this Section 3.2.2(a), the Executive must remain available to the Employer to provide consulting services as may be requested by the Employer; or

                   (b)  Without Cause or upon the Disability of
          the Executive, provided that the Executive shall give the Employer sixty (60) days' prior written notice of his intent to terminate.

          3.2.3 At any time upon mutual, written agreement of the parties.

          3.2.4 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive's death.

     3.3 Effect of Termination. Upon termination of the Executive's employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive's estate with respect to this Agreement, except for the payment of salary amounts, if any, accrued pursuant to Section
4.1 hereof and unpaid as of the effective date of the termination of employment and any payments set forth in Sections 3.2.1(a),
(b) or (c) and/or Section 3.2.2(a), as applicable. Nothing contained herein shall limit or impinge upon any other rights or remedies of the Employer or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.

                               5

4. Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

     4.1 Base Salary. The Executive shall be compensated at a base rate of $115,000 per year (the "Base Salary"). Base Salary shall be payable in accordance with the Employer's normal payroll practices.

     4.2 Business Expenses. The Employer specifically agrees to reimburse the Executive for reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved by the Chief Executive Officer of the Employer; provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

     4.3 Vacation. On a non-cumulative basis, the Executive shall initially be entitled to three (3) weeks of vacation in each successive twelve-month period during the Term.

     4.4 Benefits. The Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer's standard policies and practices.

     4.5 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.   Employer Information.

     5.1  Ownership of Employer Information.   All Employer
Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

     5.2  Obligations of the Executive.  The Executive agrees:

          (a) to hold Employer Information in strictest confidence;

          (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and

          (c) in any event, not to take any action causing, or fail to take any action necessary in order to prevent, any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

                               6

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

     5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.

6. Non-Competition. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

   * by the Employer for Cause or without Cause pursuant to either Section 3.2.1(a) and (b),
   * by the Executive with Cause or without Cause pursuant to either Section 3.2.2(a) or Section 3.2.2(b), or
   * in the event that the Term expires without extension pursuant to Section 3.1,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Employer.

7. Non-Solicitation of Customers. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

   * by the Employer for Cause or without Cause pursuant to either Section 3.2.1(a) and (b),
   * by the Executive with Cause or without Cause pursuant to either Section 3.2.2(a) or Section 3.2.2(b), or
   * in the event that the Term expires without extension pursuant to Section 3.1,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer's customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with the Business of the Employer.
                               7

8. Non-Solicitation of Employees. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

   * by the Employer for Cause or without Cause pursuant to either Section 3.2.1(a) and (b), or
   * by the Executive with Cause or without Cause pursuant to either Section 3.2.2(a) or Section 3.2.2(b), or
   * in the event that the Term expires without extension pursuant to Section 3.1,

for a period of twelve (12) months thereafter, he will not, within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer or its Affiliates to another person or entity providing products or services that are competitive with the Business of the Employer, whether or not:

   * such employee is a full-time employee or a temporary employee of the Employer or its Affiliates,
   * such employment is pursuant to written agreement, and
   * such employment is for a determined period or is at will.

9. Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return

                               8

receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

          (i)  If to the Employer, to it at:

               Citizens Trust Bank
               75 Piedmont Avenue, N.E.
               Atlanta, Georgia  30303

          (ii) If to the Executive, to him at:

               Bunny Stokes
               1423 Mohican Drive
               Birmingham, Alabama  35214

13. Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement.

14. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Alabama or the federal court for the Northern District of Alabama. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings. Executive must initial here: ____.

16. Attorneys' Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys' fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17. Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Alabama.

18. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms "herein", "hereunder", "hereby", "hereto", "hereof" and any similar terms refer to this Agreement. Any captions, titles or

                               9

headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Survival. The obligations and agreements of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.














                               10


     IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

                              CITIZENS TRUST BANK


                              By:
                                 ----------------------------
                              Print Name:
                                         --------------------
                              Title:
                                    -------------------------



                              -------------------------------
                              BUNNY STOKES










                               11

                                                      EXHIBIT 2

                       DIRECTORS AGREEMENT



Citizens Bancshares Corporation
75 Piedmont Avenue, N.E.
Atlanta, Georgia 30303

Ladies and Gentlemen:

     I am a shareholder of CFS Bancshares, Inc. ("CFSB"), a corporation organized and existing under the laws of the State of Delaware. Pursuant to the transactions described in the Agreement and Plan of Merger, dated as of May 30, 2002 (the "Agreement"), by and among Citizens Bancshares Corporation ("CBC"), Citizens Trust Bank, CFSB and Citizens Federal Savings Bank, CFSB will be merged into CTB Interim Corporation (the "Interim Merger"). Immediately following the Interim Merger, CFSB will be merged into CBC (the "Merger") and the shares of common stock of CFSB will be converted into cash as set out in
Section 3.1(b) of the Agreement and Citizens Federal Savings Bank will be merged into Citizens Trust Bank, the wholly-owned subsidiary of CBC (the "Bank Merger"). This Directors Agreement represents an agreement between CBC and me regarding certain rights and obligations I have in connection with the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned represents, warrants and agrees that:

     (1) At any meeting of shareholders of CFSB called to vote upon the Merger and the Merger Agreement or at any adjournment thereof at which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Shareholders' Meeting"), the undersigned shall, to the extent that the Shareholder has the power, vote (or cause to be voted) the Shareholder's Shares in favor of the Merger, the execution and delivery by CFSB of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of cash or otherwise to materially and adversely impair the Shareholder's rights or increase the Shareholder's obligations thereunder. The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

     (2) For a period of one (1) year after the effective time of the Merger, the undersigned shall not, without the prior written consent of CBC, directly or indirectly serve as a consultant to, serve as a management official of, or be or become a major shareholder of any financial institution (other than CBC and/or Citizens Trust Bank) having an office in Jefferson County or Tuscaloosa County, Alabama. It is expressly understood that the covenants contained in this paragraph (2) do not apply to (i) "management official" positions which the undersigned holds with financial institutions (other than CFSB) as of the date of this Agreement, (ii) securities holdings which cause the undersigned to be deemed a major shareholder of a financial institution (other than CFSB) as of the date of this Agreement, or (iii) advisory relationships with a financial institution which the undersigned has as of the date of this Agreement or may have after the date hereof solely in the capacity as legal counsel.
For the purposes of the covenants contained in this paragraph 2, the following terms shall have the following respective meanings:

           (a) The term "management official" shall refer to service of any type which gives the undersigned the authority to participate, directly or indirectly, in policy-making functions of the financial institution. This includes, but is not limited to, service as an organizer, officer, director, or advisory director of the financial institution. It is expressly understood that the undersigned may be deemed a management official of the financial institution whether or not he holds any official, elected, or appointed position with such financial institution.

           (b) The term "financial institution" shall refer to any bank, bank holding company, savings and loan association, savings and loan holding company, banking-related company, or any other similar financial institution which engages in the business of accepting deposits or making loans or which owns or controls a company which engages in the business of accepting deposits or making loans. It is expressly understood that the term "financial institution" shall include any financial institution as defined herein that, after the date of this Agreement, makes application for an appropriate federal or state regulatory authority for approval to organize.

           (c) The term "major shareholder" shall refer to the beneficial ownership of five percent (5%) or more of any class of voting securities or the ownership of five percent (5%) of the total equity interest in such company, however denominated.

     3. This Directors Agreement is the complete agreement between CBC and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Directors Agreement shall be governed by the laws of the State of Georgia.




                [SIGNATURES CONTAINED ON NEXT PAGE]






                               2

     This Directors Agreement is executed as of the ______ day of ______________, 2002.


                              Very truly yours,


                              ------------------------------
                              Signature

                              ------------------------------
                              Print Name

                              Address:
                                       ---------------------

                              ------------------------------

                              ------------------------------


AGREED TO AND ACCEPTED as of the
____ day of ______________, 2002.


CITIZENS BANCSHARES CORPORATION



By:
   -----------------------------








                               3

                                                             EXHIBIT 3

                   CLAIMS/INDEMNIFICATION LETTER




                        _____________, 2002



Citizens Bancshares Corporation
75 Piedmont Avenue, N.E.
Atlanta, Georgia 30303

Re:  CFS Bancshares, Inc. and Citizens Federal Savings Bank

Ladies and Gentlemen:

     This letter is delivered pursuant to Section 9.2(d) of the Agreement and Plan of Merger, dated as of May 30, 2002, by and among Citizens Bancshares Corporation, Citizens Trust Bank,
CFS Bancshares, Inc. ("CFSB") and Citizens Federal Savings Bank.

     In my capacity as an officer or a director of CFSB and/or Citizens Federal Savings Bank, as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim for indemnification under CFSB's Certificate of Incorporation or Bylaws or Citizens Federal Savings Bank's Charter or Bylaws as existing on ____________, 2002, or as may be afforded by the laws of the State of Delaware, other than in connection with West Alabama Health Care vs. Citizens Federal Savings Bank.

                                   Sincerely,



                                   --------------------------------
                                   Signature of Officer or Director


                                   --------------------------------
                                   Name of Officer or Director